ADDENDUM TO THE
THIRD AMENDED AND RESTATED
CUSTODY AGREEMENT

THIS ADDENDUM (the “Addendum”) to the Third Amended and Restated Custody Agreement (the “Agreement”) is made and entered into as of October 1, 2024 (the “Effective Date”), by and between BROWN ADVISORY FUNDS, a Delaware statutory trust, (the “Trust”) on behalf of Brown Advisory Emerging Markets Select Fund (the “Fund”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

WHEREAS, the parties entered into the Agreement and wish to supplement the Agreement with this Addendum for the establishment of accounts by the Fund for investment in Vietnam;
WHEREAS, terms used in this Addendum shall have the same meaning as set forth in the Agreement.

NOW, THEREFORE, the parties agree to the following:
1.    Local Vietnam regulations require that the Fund maintain sufficient funds or securities in their accounts before the brokers can proceed with the execution of a transaction on the Stock Exchanges. Local Vietnam regulations further require that appointed local agents confirm to brokers that there are sufficient funds or securities in the Fund's accounts before brokers can proceed with the execution of a transaction on the STC.
2.    Under current local Vietnam regulations, the local agent will receive a report from the Vietnam Securities Depository (VSD) reflecting transactions entered into on behalf of the Fund. The local agent is required to confirm all transactions on this report within the time frames prescribed by the VSD from time to time. To complete this process, the local agent will seek instruction from the Custodian’s Subcustodian, who will, in turn, seek instruction from the Custodian, who will, in turn, seek instruction from the Fund. All confirmed transactions will be settled accordingly. In the event that the local agent does not submit its confirmation within the timeline set by the VSD, the transactions will still be settled on the basis of the above-mentioned report. Any transaction details that are challenged will be investigated by the VSD before settlement and the decision of the VSD shall be binding.
3.    If the relevant instructions are not received within the above-referenced deadlines, the Custodian will not be responsible for trades that are processed or cancelled by the VSD and will not be responsible if the local agent does not submit confirmation to the VSD within the regulatory deadlines. Further, the Custodian will not be responsible if the VSD directs the local agent to settle trades that are not challenged. The Fund will indemnify the Custodian for any loss, damage, cost, and any other liabilities that may accrue to the Custodian that arise from insufficient funds or securities in the Fund's accounts or from any act, omission or default in relation to the above settlement instructions, except where such loss is caused by the gross negligence, fraud, or willful default of the Custodian.
4.    The Fund therefore instructs and authorizes the Custodian to give permission to the Subcustodian and local agents to disclose the adequacy of Fund account balances to the broker, and to earmark the balances in the Fund's accounts, as described above. The Custodian is not responsible for any act, omission or default of the Subcustodian or local agents in relation to this disclosure and earmarking. For the avoidance of doubt, any negligence, willful misconduct or lack of good faith by the Subcustodian, local agent, or brokers will not constitute a breach of the Agreement by the Custodian. Except as described here, the Custodian, the Subcustodian, and local agents will not be relieved from liability for negligence, willful misconduct, lack of good faith or other breach of an agreement under which they are appointed.

Except as set forth above, nothing herein shall be deemed to contravene the terms of the Agreement, and the terms of the Agreement remain in full force and effect.
This letter shall be governed by and construed in accordance with the law of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

BROWN ADVISORY FUNDS                 U.S. BANK NATIONAL ASSOCIATION

Brown Advisory Funds		U.S. Bancorp Fund Services, LLC

By:	/s/ Paul J. Chew	By:	/s/ Greg Farley
Name:	Paul J. Chew	Name:
Title:	President/ Principal Executive Officer	Title:
Date:	1/13/2025	Date: